EXHIBIT 4.2
LIONS GATE ENTERTAINMENT CORP.
RESTRICTED SHARE UNIT AWARD AGREEMENT
     THIS RESTRICTED SHARE UNIT AWARD AGREEMENT (this “Agreement”) is dated as of [                    ] by and between Lions Gate Entertainment Corp., a company recognized under the laws of the Province of British Columbia (the “Corporation”), and [                    ] (the “Grantee”).
W I T N E S S E T H
     WHEREAS, pursuant to that certain Employment Agreement (the “Employment Agreement”) dated as of [                    ] between the Corporation and the Grantee, the Corporation has granted to the Grantee effective as of [                    ] (the “Award Date”), an award of restricted units (the “Share Unit Award” or “Award”), upon the terms and conditions set forth herein.
     NOW THEREFORE, in consideration of services rendered and to be rendered by the Grantee, and the mutual promises made herein and the mutual benefits to be derived therefrom, the parties agree as follows:
     1. Grant. Subject to the terms of this Agreement, the Corporation hereby grants to the Grantee a Share Unit Award with respect to an aggregate of [                    ] restricted share units (subject to adjustment as provided in Section 8(a) below) (the “Share Units”). As used herein, the term “Share Unit” shall mean a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding share of the Corporation’s Common Shares (subject to adjustment, as provided in Section 8(a) below) solely for purposes of this Agreement. The Share Units shall be used solely as a device for the determination of the payment to eventually be made to the Grantee if such Share Units vest pursuant to Section 3 below. The Share Units shall not be treated as property or as a trust fund of any kind.
     The Award is the award referenced in and required to be granted pursuant to Section [                    ] of the Employment Agreement.
     2. Vesting.
          (a) Time-Based Vesting. Subject to Sections 7 and 8 below, [                     (                    )] Share Units subject to the Award shall vest on the second anniversary of the Award Date, and [                     (                    )] Share Units shall vest on each of the third, fourth and fifth anniversaries of the Award Date (each such vesting date, a “Vesting Date”).
          (b) Possible Accelerated Vesting on Certain Terminations. Notwithstanding any other provision herein, the Share Units are subject to accelerated vesting as follows:
(i) In the event of a termination of the Grantee’s employment due to the Grantee’s death, the Award, to the extent outstanding and unvested, shall automatically become fully vested; and

(ii) In the event of a termination of the Grantee’s employment either by the Corporation “without cause” or by the Grantee for “good reason” (as each such term is defined in the Employment Agreement), (A) at any time before the first anniversary of the Award Date, the installment of the Award scheduled to vest on the next Vesting Date after the date of such termination of employment shall become vested with respect to seventy-five percent (75%) of the Share Units subject to such installment; and (B) at any time on or after the first anniversary of the Award Date and before the fifth anniversary of the Award Date, the installment of the Award scheduled to vest on the next Vesting Date after the date of such termination of employment (the “Next Installment”) shall become vested with respect to one hundred percent (100%) of the Share Units subject to such installment, and the installment of the Award scheduled to vest next following the Next Installment (if any) shall become vested with respect to fifty percent (50%) of the Share Units subject to such installment. Any portion of the Award that is not vested after giving effect to the foregoing provisions shall terminate as of the date of termination of the Grantee’s employment.
     The Award is also subject to accelerated vesting in connection with a Change of Control, as provided in Section 8(b) below.
     3. Continuance of Employment. Except as set forth herein, the vesting schedule requires continued employment or service through each applicable vesting date as a condition to the vesting of the applicable installment of the Award and the rights and benefits under this Agreement. Except as set forth herein, employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Grantee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as provided in Section 7 below.
     Nothing contained in this Agreement constitutes an employment or service commitment by the Corporation, confers upon the Grantee any right to remain employed by or in service to the Corporation or any Subsidiary, interferes in any way with the right of the Corporation or any Subsidiary at any time to terminate such employment or services, or affects the right of the Corporation or any Subsidiary to increase or decrease the Grantee’s other compensation or benefits, subject in each case to the Employment Agreement. Nothing in this paragraph, however, is intended to adversely affect any independent contractual right of the Grantee without his consent thereto. As used herein, “Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation.
     4. Dividend and Voting Rights.
          (a) Limitations on Rights Associated with Units. The Grantee shall have no rights as a shareholder of the Corporation, no dividend rights (except as expressly provided in Section 4(b)) and no voting rights, with respect to the Share Units and any Common Shares underlying or issuable in respect of such Share Units until such Common Shares are actually issued to and held of record by the Grantee. No adjustments will be made for dividends or other rights of a holder for which the record date is prior to the date of issuance of the share certificate.
          (b) Dividend Equivalent Rights Distributions. As of any date that the Corporation pays a cash dividend on its Common Shares, the Corporation shall pay the Grantee an amount equal to the per share cash dividend paid by the Corporation on its Common Shares on such date multiplied by the number of Share Units remaining subject to this Award as of the related dividend payment record date. No such payment shall be made with respect to any Share Units which, as of such record date, have either been paid pursuant to Section 6 below or terminated pursuant to Section 7 below.
     5. Restrictions on Transfer.
     The Award and any other rights of the Grantee under this Agreement (but not with respect to the Common Shares issued with respect to the Award) are nontransferable, except that such transfer restrictions shall not apply to:
(i) transfers to the Corporation;
(ii) the designation of a beneficiary to receive benefits in the event of the Grantee’s death or, if the Grantee has died, transfers to the Grantee’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution;
(iii) transfers to a family member (or former family member) of the Grantee pursuant to a domestic relations order if approved or ratified by the Administrator;
(iv) transfers to a trust or other entity formed primarily for estate or family planning purposes (such as a family limited partnership) that is for the benefit of the Grantee, the Grantee’s spouse, one or more descendants of the Grantee, or any combination of the foregoing, to the extent the transfer will not adversely affect the Corporation’s ability to rely on a Form S-8 Registration Statement with respect to the offer, sale and issuance of securities in respect of the Award and is otherwise in compliance with all applicable laws; or
(v) if the Grantee has suffered a disability, permitted transfers on behalf of the Grantee by his legal representative.
     The Administrator may permit the Award to be paid to, or otherwise transferred to, other persons or entities pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Administrator may, in its sole discretion, establish in writing. Any permitted transfer shall be subject to compliance with applicable federal and state securities laws.
     For purposes of this Agreement, “Administrator” means the Board of Directors of the Corporation (the “Board”) or any committee appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of the Award on behalf of the Corporation.
     6. Timing and Manner of Payment of Share Units. As soon as administratively practicable following each vesting of the applicable portion of the total Award (and in all events within two and one-half (2 1/2) months after the date of such vesting event), the Corporation shall deliver to the Grantee a number of Common Shares (either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Corporation in its discretion) equal to the number of Share Units subject to this Award that vest on the applicable vesting date, unless such Share Units terminate prior to the given vesting date pursuant to Section 7 below, and, in any event, subject to Section 8 below. The Corporation’s obligation to deliver Common Shares or otherwise make payment with respect to vested Share Units is subject to the condition precedent that the Grantee or other person entitled under this Agreement to receive any shares with respect to the vested Share Units deliver to the Corporation any representations or other documents or assurances reasonably required pursuant to Section 11 below. The Grantee shall have no further rights with respect to any Share Units that are paid or that terminate pursuant to Section 7 below.
     7. Effect of Termination of Employment.
          (a) General. Except as expressly provided herein, the Grantee’s Share Units shall terminate to the extent such units have not become vested prior to the date the Grantee is no longer employed by the Corporation or one of its Subsidiaries, regardless of the reason for the termination of the Grantee’s employment by the Corporation or a Subsidiary. If the Grantee is employed by a Subsidiary and that entity ceases to be a Subsidiary, such event shall be deemed to be a termination of employment of the Grantee for purposes of this Agreement, unless the Grantee otherwise continues to be employed by the Corporation or another of its Subsidiaries following such event. If any Share Units are terminated hereunder, such Share Units shall automatically terminate and be cancelled as of the applicable termination date without payment of any consideration by the Corporation and without any other action by the Grantee, or the Grantee’s beneficiary or personal representative, as the case may be.
          (b) Leave of Absence. Unless the express policy of the Corporation or one of its Subsidiaries, or the Administrator, otherwise provides, the Grantee’s employment relationship shall not be considered terminated in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Corporation or one of its Subsidiaries, or the Administrator; provided that unless reemployment upon the expiration of such leave is guaranteed by contract or law, such leave is for a period of not more than 90 days. If the Grantee is on an approved leave of absence, continued vesting of the Award during the period of such leave may be suspended until the Grantee returns to service, unless the Administrator otherwise provides or applicable law otherwise requires.
     8. Adjustments; Change of Control.
          (a) Adjustments. Subject to Section 8(b) below, upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Shares; or any exchange of Common Shares or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Shares; then, the Administrator shall equitably and proportionately adjust (1) the number, amount and type of Common Shares (or other securities or property) subject to the Award, and/or (2) the securities, cash or other property deliverable upon payment of the Award, in each case to the extent necessary to preserve (but not increase or decrease) the level of incentives intended by this Agreement; provided, that no such adjustment shall be made with respect to any ordinary cash dividend for which dividend equivalents are paid pursuant to Section 5(b).
          It is intended that, if possible, any adjustments contemplated by this Section 8(a) be made in a manner that satisfies applicable U.S. legal, tax (including, without limitation and as applicable in the circumstances, Section 424 of the Code, Section 409A of the Code and Section 162(m) of the Code) and accounting (so as to not trigger any charge to earnings with respect to such adjustment) requirements. Any good faith determination by the Administrator as to whether an adjustment is required in the circumstances pursuant to this Section 8(a), and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.
          (b) Change of Control. Upon (i) the occurrence of a Change of Control (as such term is defined in the Employment Agreement) at any time on or after the first anniversary of the commencement of the Term (as such term is defined in the Employment Agreement), or (ii) a dissolution of the Corporation or other event described in Section 8(a) above that the Corporation does not survive (or does not survive as a public corporation in respect of its Common Shares), the Award, to the extent outstanding and unvested, shall automatically become fully vested. Any acceleration of the Award pursuant to this Section 8(b) shall comply with applicable legal requirements and, if necessary to accomplish the purposes of the acceleration or if the circumstances require, may be deemed by the Administrator to occur a limited period of time not greater than thirty (30) days before the event. Without limiting the generality of the foregoing, the Administrator may deem such acceleration to occur immediately prior to the applicable event and/or reinstate the original terms of the Award if an event giving rise to an acceleration does not occur.
     9. Tax Withholding. Subject to Section 11 below, upon any distribution of Common Shares in respect of the Share Units, the Corporation shall automatically reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of whole shares, valued at their then fair market value (with the “fair market value” of such shares determined in accordance with the definition of such term under the Corporation’s 2004 Performance Incentive Plan), to satisfy any withholding obligations of the Corporation or its Subsidiaries with respect to such distribution of shares at the minimum applicable withholding rates. In the event that the Corporation cannot legally satisfy such withholding obligations by such reduction of shares, or in the event of a cash payment or any other withholding event in respect of the Share Units, the Corporation (or a Subsidiary) shall be entitled to require a cash payment by or on behalf of the Grantee and/or to deduct from other compensation payable to the Grantee any sums required by federal, state or local tax law to be withheld with respect to such distribution or payment.
     10. Securities Law Representation. The Grantee acknowledges that the Award and the Common Shares covered thereby have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), based, in part, in reliance upon an exemption from registration under the Securities Act, and a comparable exemption from qualification under applicable state securities laws, as each may be amended from time to time. The Grantee, by executing this Agreement, hereby represents to the Corporation that the Grantee either: (1) has an individual net worth, or joint net worth with his spouse, of more than $1,000,000; (2) has had individual net income in excess of $200,000 in each of the two (2) most recent years (or joint net income with his spouse in excess of $300,000 in each of those years) and reasonably expects to reach that same income level in the current year; or (3) is an “Executive Officer” of the Corporation, as defined in Rule 501(f) of the Securities Act. The Grantee acknowledges that the Corporation’s reliance on federal and state securities law exemptions from registration and qualification is predicated, in substantial part, upon the accuracy of this representation.
     11. Compliance with Laws. This Agreement, the granting and vesting of the Award under this Agreement, the offer, issuance and delivery of Common Shares, and/or the payment of money in respect of the Award are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law, federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. The person acquiring any securities under this Agreement will, if reasonably requested by the Corporation or one of its Subsidiaries, provide such assurances and representations to the Corporation or one of its Subsidiaries as the Administrator may deem reasonably necessary or desirable to assure compliance with all applicable legal requirements.
     12. Notices. Any notice to be given under the terms of this Agreement shall be deemed to have been well and sufficiently given if mailed by prepaid registered mail, telexed, telecopied, telegraphed, or delivered, if to the Corporation, at its principal office to the attention of the Secretary, and if to the Grantee, at the Grantee’s last address on the payroll records of the Corporation, or at such other address as each party may from time to time direct in writing. Any such notice shall be deemed to have been received, if mailed, telexed, telecopied, or telegraphed, forty-eight hours after the time of mailing, telexing, telecopying, or telegraphing, and if delivered, upon delivery. If normal mail service is interrupted by a labor dispute, slowdown, strike, force majeure, or other cause, a notice sent by mail shall not be deemed to be received until actually received, and the party giving such notice shall use such other services as may be available to ensure prompt delivery or shall deliver such notice.
     13. Entire Agreement. This Agreement and the Employment Agreement together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. This Agreement may be amended only be a written instrument signed by both the Grantee and the Corporation. Such amendment must be in writing and signed by the Corporation. The Corporation may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Grantee hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.
     14. Limitation on Grantee’s Rights. This Agreement creates only a contractual obligation on the part of the Corporation as to amounts payable and shall not be construed as creating a trust. The Grantee shall have only the rights of a general unsecured creditor of the Corporation (or applicable Subsidiary) with respect to amounts credited and benefits payable in cash, if any, with respect to the Share Units, and rights no greater than the right to receive the Common Shares (or equivalent value) as a general unsecured creditor with respect to Share Units, as and when payable thereunder.
     15. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     16. Section Headings. The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.
     17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, except to the extent that the laws of British Columbia are applicable as the jurisdiction of incorporation of the Corporation.

     18. Language. The parties hereto have requested that this Agreement and the certificates, documents or notices relating thereto be drafted in the English language. Les parties a cet accord ont exige que cet accord et tous certifcats, documents ou avis y afferent soit redige en langue anglaise.
     19. Construction. It is intended that the terms of the Award will not result in the imposition of any tax liability pursuant to Section 409A of the U.S. Internal Revenue Code of 1986, as amended. This Agreement shall be construed and interpreted consistent with that intent.
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     IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed on its behalf by a duly authorized officer and the Grantee has hereunto set his hand as of the date and year first above written.

LIONS GATE ENTERTAINMENT CORP., a company recognized under the laws of the Province of British Columbia
By:

Print Name::

Its::

PARTICIPANT

Signature

Print Name

CONSENT OF SPOUSE
     In consideration of the execution of the foregoing Share Unit Award Agreement by Lions Gate Entertainment Corp., I, ___, the spouse of the Grantee therein named, do hereby join with my spouse in executing the foregoing Restricted Share Unit Award Agreement and do hereby agree to be bound by all of the terms and provisions thereof.
Dated:                     , 2007

Signature of Spouse

Print Name